NEWS RELEASE
For Immediate Release	Contact: Raymond Brandstrom
March 15, 2006	Chief Financial Officer
(206) 298-2909

EMERITUS ANNOUNCES FOURTH QUARTER AND 2005 ANNUAL RESULTS

Net income from continuing operations of $17.5 million and $14.5 million for the fourth-quarter and year ended December 31, 2005, respectively.

SEATTLE, WA, March 15, 2006 -- Emeritus Corporation (AMEX: ESC), a national provider of assisted living and related services to senior citizens, today announced its fourth-quarter and 2005 annual results.

Summary of Fourth Quarter Results

For the fourth quarter of 2005, we reported revenues of $99.2 million compared to $93.8 million for the same period of 2004, an increase of $5.4 million. Approximately $3.6 million of this increase is related to seven additional communities added since the comparable period last year. The remaining revenue increase from our existing communities was $2.5 million, excluding a $531,000 revenue reduction from the temporary closure of our Biloxi, Mississippi, community due to damage caused by hurricane Katrina and a reduction of $183,000 in management fees due to three fewer management contracts. The increase in existing community revenues was primarily related to an increase in the average monthly revenue per unit that generated approximately $4.7 million in additional revenue, offset by a reduction in revenue of approximately $2.2 million from an average occupancy decline in the fourth quarter 2005. Our average occupancy declined from 85.3% in the fourth quarter of 2004 to 83.6% in the fourth quarter of 2005.

Community operating expenses decreased to $66.2 million in fourth quarter of 2005 from $79.2 million in the fourth quarter of 2004. The prior year quarter included an $18.7 million adjustment for the Texas jury verdict. Excluding that adjustment, operating expenses increased in 2005 by $5.7 million. Approximately $2.3 of the increase was due to the acquisition of new communities since the comparable quarter last year, and the remaining amount of $3.4 million was due to increases in labor-related costs, utilities, and other general cost increases.

General and administrative expenses increased $457,000 to $7.4 million in 2005. This increase was primarily related to a general increase in labor-related expenses and Sarbanes-Oxley Act of 2002 (“SOX”) implementation costs.

In addition, our lease accounting affects the comparison between 2005 and 2004 because of the large number of capital and financing leases. The amount by which our property-related costs associated with lease accounting exceeded actual lease payments decreased from $7.1 million in 2004 to $5.7 million in 2005. The decrease in lease-related expenses was primarily the result of a fourth quarter 2004 principal amortization correction of $1.0 million on our financing lease obligations. Without this adjustment, the impact from lease accounting would have been minimal between the quarters.

Net income from continuing operations was $17.5 million for the fourth quarter of 2005 compared to a loss of $26.1 million for the same quarter of 2004, an improvement of $43.6 million. The 2005 net income from continuing operations included a $26.0 million gain, net of taxes, from the sale of our investment in Alterra Healthcare Corporation (“Alterra”). The net loss of 2004 included charges of $18.7 million related to an adverse jury verdict in Texas and a $447,000 impairment loss on undeveloped land. Excluding the gain on the Alterra investment, the litigation and impairment charges, the lease accounting impact, and the hurricane-related losses of $207,000 in 2004, our net loss from continuing operations increased $3.1 million from income of $341,000 in 2004 to a loss of $2.8 million in 2005, generally the result of the occupancy decline and increases in operating costs discussed above.

While the results from our continuing operations in the fourth quarter have declined from the prior year quarter, we are encouraged that we were successful in increasing our average monthly revenue per unit from $2,873 in the prior year quarter to $3,026 in the current quarter, or a 5.3% increase across the entire portfolio. We are responding to the decline in occupancy through increased marketing initiatives, programs that address resident mix, increased maintenance and capital expenditures, and other community level expenses to attract additional long-term residents. We believe these initiatives will have a positive impact on operating performance over time.

Summary of 2005 Annual Results

For the year 2005, we reported revenues of $387.7 million compared to $316.9 million for 2004, an increase of $70.8 million. Approximately $61.6 million of this increase is the result of the acquisition of 45 communities over the comparable periods, 30 of which we formerly managed. The remaining increase from existing communities was $12.6 million, excluding hurricane-related revenue losses of approximately $750,000 from the temporary closure of our Biloxi community and a $2.7 million decline in management fee revenue. Our year over year annual average occupancy improved from 82.2% in 2004 to 84.4% in 2005 and our average monthly revenue per unit increased from $2,861 in 2004 to $2,955 in 2005. Management fee revenues declined due to the conversion of properties from managed to operated over the 2004-2005 period.

Excluding expenses related to professional liability insurance, which is described separately below, community operating expense increased $50.9 million. This was primarily due to the acquisition or lease of 45 communities referred to above, which accounted for approximately $38.6 million of the increase. The balance of the increase of $12.3 million is associated with the previously existing communities and was primarily related to increases in personnel and benefits costs, utilities, and repairs and maintenance.

Liability insurance for all communities, both acquired and previously existing, was $11.9 million for 2005 and $25.1 million for 2004. The expense for 2004 included $18.7 million related to the previously announced adverse judgment against us in Texas. The liability insurance expense for 2005 increased $5.0 million due to the actuarial impact from the settlement of prior year claims that originated from 2003 to 2004, and other general increases of approximately $445,000.

Hurricanes Katrina, Rita and Wilma caused physical damage to several of our communities located in Mississippi, Texas, Louisiana, and Florida. Most of the losses were within our insurance deductibles and we incurred the cost to repair the damage. Our Biloxi community sustained significant damage and was out of operation for four months in 2005, but is expected to reopen in May 2006. In addition, we incurred costs associated with evacuations and relocation of residents, as well as other uninsured costs. As a result of the hurricanes, we realized losses of approximately $1.0 million in 2005, an increase of $663,000 from similar losses of approximately $323,000 in 2004.

General and administrative (G&A) expenses for the year ended December 31, 2005, increased $4.6 million. As a percentage of total operating revenues, G&A expenses decreased to 8.0% for 2005, compared to 8.3% for 2004, primarily as a result of increased revenue arising from the acquisition or lease of the 45 communities referred to above. We experienced increases of approximately $2.4 million in personnel and benefit costs, which represented both additional personnel and compensation increases. The remainder of the increase was primarily due to increases in professional consulting related to implementation of SOX and compliance with related securities laws, increased oversight of our risk management programs, and other general cost increases.

Property-related expenses, including depreciation, amortization, facility lease expense and interest, increased $24.8 million from $113.1 million in 2004 to $137.9 million in 2005. Of this increase, approximately $24.7 million resulted from the acquisition of 45 communities since January 1, 2004. The remaining difference was the combination of an increase in facility lease expense of approximately $1.0 million attributable to lease inflators, interest of $544,000 on the $10.8 million loan that relates to our Series B Convertible Preferred Stock (“Series B Stock”) conversion, as discussed below, and interest of $766,000 related to the Texas judgment. These increases were offset by a decrease in amortization of loan fees of $2.1 million from the write off of fees in connection with a 2004 sale-leaseback transaction, a decrease in interest expense due to the refinancing of a $21.4 million loan, and the general pay down of principal on our existing debt balances over the year.

Interest income increased approximately $912,000 as a consequence of higher cash balances resulting from the sale of our Alterra investment. Other, net in 2004 was approximately $1.2 million lower than in 2005 due to our equity portion of Alterra’s net losses totaling $794,000 and an impairment loss on assets held for development of $447,000.

The $9.4 million provision for income taxes for 2005 was principally due to the gain on the sale of our investment discussed below. The $1.2 million provision for income taxes for 2004 was principally due to a sale-leaseback transaction occurring in July 2004 that generated a taxable gain.

Our continuing operations for 2005 included investment gains of $48.4 million, net of taxes, from the sale of our Alterra investment and equity earnings in Senior Healthcare Partners (“SHP”).

Finally, our lease accounting affects the comparison between 2005 and 2004 because of the large number of capital and financing leases. The amount by which our property-related costs associated with lease accounting exceeded actual lease payments increased from $16.8 million in 2004 to $23.7 million in 2005, or $6.9 million, primarily due to the acquisition and lease of 45 additional communities since January 1, 2004.

Excluding the Alterra and SHP investment gains and losses, accruals for taxes related to transactional gains, professional liability and litigation charges, hurricane damages, lease accounting effects between periods, impairment losses, and the write-off of loan fees, our net loss from continuing operations increased $3.6 million from a loss of $656,000 in 2004 to a loss of $4.2 million for 2005. As discussed above, the $3.6 million increase in net loss is generally related to a decline in our fourth quarter occupancy, increases in our community operating and general and administrative expenses, and increased facility lease expense due to lease escalators, partially offset by increases in our average monthly revenue per unit.

Same Community Comparison

Year ended December 31, 2005 and 2004

We operated 123 owned or leased communities, which we have operated on a comparable basis during both the twelve months ended December 31, 2005 and 2004, and are defined as “Same Communities.” Since our Biloxi community suffered significant damage from Katrina and will be out of operation for approximately nine months, we have excluded it from this comparison. The following narrative sets forth a comparison for 2005 and 2004 of same community results of operations, excluding general and administrative expenses and the reserve adjustment related to the Texas judgment, as described above.

The same communities represented $274.6 million or 70.8% of our total revenue of $387.7 million for the year ended December 31, 2005. Annual same community revenues increased by $14.7 million over the comparable period of 2004. The increase in average annual occupancy to 83.4% in 2005 from 81.4% in 2004 accounted for approximately $5.7 million of the increase. Our average monthly revenue per unit increased from $2,792 in 2004 to $2,888 for 2005. This increase of $96, or 3.4%, accounted for approximately $9.0 million of the increase in revenues.

Community operating expenses included liability insurance costs of $8.5 million in 2005, which included $3.5 million of the overall $5.0 million adjustment discussed in the summary of annual results above, and $5.5 million in 2004. Excluding liability insurance expenses, community operating expenses increased from $162.5 million in 2004 to $174.7 million in 2005, or $12.2 million. The increases in community operating expenses were primarily driven by increases in salaries and personnel costs, utilities, repairs and maintenance, and other operating expense categories to a lesser degree. Facility lease expense for 2005 increased primarily due to rent escalators related to certain leased communities. Interest expense decreased by approximately $3.0 million in 2005, primarily due to a decrease in loan fees of $2.1 million discussed above, with the remaining decrease due to a general pay down of principal on existing debt balances over the year.

Our operating income after interest expense, excluding corporate general and administrative expenses, increased $760,000 to $4.1 million in 2005 from $3.3 million for 2004, primarily as a result of a combination of increased average annual occupancy and rates, and a decrease in interest expense, partially offset by increased community operating and lease expenses. As discussed above in the Summary of 2005 Annual Results, our 2005 total consolidated net loss from continuing operations after adjustments increased $3.6 million from 2004. On a comparable basis to the Same Communities analysis, our consolidated portfolio without corporate general and administrative expenses improved by approximately $1.0 million.

While we were challenged during 2005 with the extraordinary hurricane season, the residual effect of the Texas jury verdict and the implementation of SOX requirements, it has also been rewarding in many ways. We achieved several positive accomplishments during 2005: (1) we realized gains of $48.4 million, net of taxes, and received cash proceeds of $64.6 million from our investments in Alterra and SHP; (2) we added new communities to our portfolio and shed some unprofitable operations, which is reflected in the $2.6 million increase in losses from discontinued operations in 2005; (3) we converted 36,970 shares of our Series B Stock into Common Stock, which eliminated approximately $4.0 million in annual cash and stock dividends going forward; (4) we refinanced approximately $21.3 million in debt with a fixed rate of 10% that otherwise would have increased to 13%, and extended the maturity dates from April 2006 ($1.8 million) and June 2007 ($19.5 million) to March 2008; and (5) we extended the maturity date on $26.6 million in debentures from January 2006 to July 2008 while maintaining the 6.25% interest rate. While 2005 was challenging, we made progress on many fronts and with our current cash position, we have more flexibility to acquire new properties and improve our operating performance over the coming year.

For a more detailed understanding of Emeritus, please refer to our annual Form 10-K filed with the Securities and Exchange Commission on March 16, 2006, or visit our Internet site at www.emeritus.com to obtain a copy.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors. Emeritus is one of the largest and most experienced operators of freestanding assisted living communities throughout the United States. These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process. Emeritus currently holds interests in 184 communities representing capacity for approximately 18,600 residents in 35 states. Emeritus’s common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of re-financings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operation, and final resolution of the adverse Texas jury verdict and other uncertainties related to professional liability claims. We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports on Form 10-K and Quarterly Reports Form 10-Q.

EMERITUS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues:
Community revenue	$98,700	$93,177	$385,751	$312,188
Management fees	464	647	1,981	4,678
Total operating revenues	99,164	93,824	387,732	316,866

Expenses:
Community operations (a)	66,191	79,232	257,078	219,405
General and administrative	7,403	6,946	30,843	26,274
Depreciation and amortization	11,850	11,004	46,277	32,492
Facility lease expense	10,806	9,615	41,465	38,390
Total operating expenses	96,250	106,797	375,663	316,561
Income (loss) from continuing operations	2,914	(12,973)	12,069	305

Other income (expense):
Interest income	624	153	1,507	595
Interest expense	(12,727)	(13,240)	(50,144)	(42,198)
Gain on sale of investment in Alterra Healthcare Corporation	34,118	-	55,441	-
Equity earnings in Senior Healthcare Partners, LLC	(6)	23	2,354	132
Other, net	726	463	2,630	1,441
Net other income (expense)	22,735	(12,846)	11,788	(40,030)

Income (Loss) from continuing operations before income taxes	25,649	(25,819)	23,857	(39,725)
Provision for income taxes	(8,147)	(273)	(9,358)	(1,188)
Income (loss) from continuing operations	17,502	(26,092)	14,499	(40,913)
Income (loss) from discontinued operations, net of taxes	1,051	(222)	(2,197)	373
Net income (loss) to common shareholders	18,553	(26,314)	12,302	(40,540)
Preferred stock dividends	-	(949)	(599)	(3,737)
Net income (loss) to common shareholders	$18,553	$(27,263)	$11,703	$(44,277)

Basic income (loss) per common share:
Continuing operations	$1.07	$(2.51)	$1.02	$(4.21)
Discontinued operations	0.06	(0.02)	(0.16)	0.04
	$1.13	$(2.53)	$0.86	$(4.17)

Diluted income (loss) per common share:
Continuing operations	$0.90	$(2.51)	$0.81	$(4.21)
Discontinued operations	0.05	(0.02)	(0.12)	0.04
	$0.95	$(2.53)	$0.69	$(4.17)

Weighted average common shares outstanding:
Basic	16,398	10,797	13,625	10,623

Diluted	20,002	10,797	18,305	10,623

(a) exclusive of depreciation and amortization and facility lease expense shown separately below

Emeritus Corporation
Same Community Statements of Operations (b)
(In thousands)

	Year Ended
	December 31,
	2005	2004

Operating revenue	$274,551	$259,845
Community operating expenses (a)	(183,166)	(168,053)
Community operating income	91,385	91,792
Depreciation and amortization	(22,184)	(21,406)
Facility lease expense	(37,713)	(36,695)
Operating Income	31,488	33,691
Interest expense, net	(27,436)	(30,399)
Operating income after interest expense	$4,052	$3,292

(a) exclusive of depreciation and amortization and facility lease expense shown separately below

(b) Same Communities represent those communities that have been and are expected to continue to be operated by the
Company on a comparable basis since January of 2004. Results exclude corporate general and administrative costs and the litigation reserve.